Exhibit 99.1

Modiv Announces $20 Million Share Repurchase Program and Declares Monthly Dividends for Common Shareholders

NEWPORT BEACH, CA, February 18, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced the authorization of a share repurchase program and also declared a regular monthly cash dividend of $0.095833 per share for each of February and March 2022.

Modiv’s Board of Directors has authorized up to $20 million in repurchases of the Company’s outstanding shares through December 31, 2022. Purchases made pursuant to the program will be made from time to time in the open market, in privately negotiated transactions or in other manner as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program may be suspended or discontinued at any time.

Additionally, the Board of Directors authorized monthly dividends payable to common stockholders of record as of February 28, 2022 and March 31, 2022, which will be paid on or about March 25, 2022, and April 25, 2022, respectively. The current monthly dividend amount of $0. 095833 per share represents an annualized dividend rate of $1.15 per share of common stock.

Aaron Halfacre, Chief Executive Officer of Modiv, commented, “The share repurchase program that we are announcing today reflects both our confidence in the long-term fundamentals of our business and the near-term considerations of a newly listed public company. Following our decision to seek a listing on the New York Stock Exchange without a large IPO that would have diluted our existing shareholders, our 2022 share repurchase program will provide us with the flexibility to deploy capital for the optimal benefit of our long-term shareholders during this early period of time when our stock could continue to be thinly traded. Based on our $28.74 net asset value per share, as fully disclosed in pages 15-17 of our prospectus filed on February 11, 2022, we believe that our current share price does not accurately reflect the underlying value of our real estate portfolio and represents an attractive long-term investment for the Company. Further, in recognition of the material price volatility experienced immediately after our listing, I encourage all investors to read our Company’s financial filings located at www.sec.gov or invest.modiv.com before making an investment decision.

In addition to our share repurchase program, we are pleased to announce that our Board of Directors authorized the dividends for February and March 2022. Since its inception, Modiv has distributed over $40 million in dividends to investors and our Board of Directors will continue to evaluate potential increases to the dividend in the future. As part of our continued effort to create value for our shareholders, our recently amended dividend reinvestment program now allows investors to elect to reinvest their dividends at up to a 3% discount to the market value immediately prior to the dividend payment dates. In total, we believe that all of our actions today reflect our investor-first focus and shareholder-friendly approach to capital management.”

About Modiv
Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of December 31, 2021, Modiv had a $500 million real estate portfolio comprising 2.4 million square feet of aggregate leasable area.  For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the trading of shares of the Company’s Class C common stock on the NYSE, the share repurchase program and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s prospectus dated February 10, 2022, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248

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